Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 06/8/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

06/8/2020 through 06/14/2020	Under $15,000	1.15%	1.16%
	$15,000 through $50,000	1.35%	1.36%
	$50,000 and above	1.50%	1.51%